Exhibit 34.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Ally Financial Inc
Ally Credit Canada, Limited

We have examined management’s assertion, included in the accompanying Certification Regarding Compliance with SEC Regulation AB Servicing Criteria, that Ally Financial Inc. (the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the Consumer Automotive Receivables Platform (the “Consumer Platform”) as of and for the year ended December 31, 2012, or for the period from the respective dates of sale for the trust to December 31, 2012, excluding criteria 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(vi), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii) and 1122(d)(4)(xiii), which management has determined are not applicable to the activities performed by the Company with respect to the Consumer Platform. The Consumer Platform consists of the activities involved in the performance of servicing functions for all publicly and privately issued retail and lease asset-backed transactions. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States), and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria, including tests on a sample basis of the servicing activities related to the Consumer Platform, determining whether the Company performed those selected activities in compliance with the servicing criteria during the specified period, and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by the Company during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each asset-backed transaction included in the Consumer Platform. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

As described in management’s assertion, for servicing criteria 1122(d)(4)(ii), 1122(d)(4)(iv), 1122(d)(4)(vi), 1122(d)(4)(vii) and 1122(d)(4)(viii), the Company has engaged vendors to perform certain activities required by these servicing criteria. The Company has determined that the vendors are not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to the vendors as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (“Interpretation 17.06”). As permitted by Interpretation 17.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with the servicing criteria applicable to the vendors. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Company's determination of its eligibility to use Interpretation 17.06.

In our opinion, management’s assertion that the Company complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2012, or for the period from the respective dates of sale for the trust to December 31, 2012, for the Consumer Automotive Receivables Platform is fairly stated, in all material respects.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

March 8, 2013